SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                     Date of Report (Date of earliest event
                             reported) July 24, 1997
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                          COMMISSION FILE NO.: 0-23126
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                             RELIANCE BANCORP, INC.
             (Exact name of registrant as specified in its charter)


             Delaware                                    11-3187176
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(State or other Jurisdiction of Incorporation         (IRS Employer or
                    organization)                     Identification No.)


585 Stewart Avenue, Garden City, New York                  11530
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(Address of principal executive officer)                (Zip Code)


Registrant's telephone number, including area code:    (516) 222-9300
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Item 5.           Other Events

         On July 24, 1997, Reliance Bancorp, Inc. reported its fourth quarter and fiscal year end 1997 results. For the quarter ended June 30, 1997, net income increased to $4.3 million from $3.6 million for the prior year quarter, earnings rose 20.0% to $0.48 on a fully diluted per share basis and return on average equity increased 15.3% to 15.49%, from 13.4% for the prior year quarter.

     For the fiscal year ended June 30, 1997, net income was $10.9 million as compared to $11.7 million for the fiscal year ended June 30, 1996. Net income for fiscal year ended June 30, 1997 reflects a one-time charge to income of $8.25 million for the Company's share of recapitalizing the Savings Association Insurance Fund ("SAIF"). Excluding the impact of the SAIF charge, earnings would have been $15.8 million, or $1.77 per fully diluted common share as compared to $1.31 per common share for the fiscal year ended June 30, 1996 reflecting a 35.1% increase in earnings per share.

         As of June 30, 1997, total assets were $2.0 billion, deposits were $1.4 billion and total stockholders' equity was $162.7 million. At June 30, 1997, the Company had 8,776,337 common shares outstanding with tangible and book value per share of common stock of $13.35 and $18.54, respectively.

Item 7 (c).       Exhibits

Exhibit 99.1 Press Release reporting the Company's fourth quarter and fiscal year end 1997 results.






















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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                         By: /s/ Raymond A. Nielsen
                                         --------------------------

                                             Raymond A. Nielsen
                                             President and
                                             Chief Executive Officer



Dated:    August 11, 1997